U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

               IITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Jupiter Asset Management Limited
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(Last) (First) (Middle)


1 Grosvenor Place
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(Street)


London, SW1X7JJ England
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(City) (State) (Zip)

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2. Date of Event Requiring Statement
   (Month/Date/Year)

November 19, 2002
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Cadiz Inc. (CLCI)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

[   ]     Form filed by One Reporting Person
[   ]     Form filed by More than One Reporting Person


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Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
1. Title of Security           2. Amount of     3. Ownership     4. Nature of
   (Instr. 4)                     Securities       Form:            Indirect
                                  Beneficial       Direct           Beneficial
                                  ly Owned         (D) or           Ownership
                                  at End of        Indirect
                                  Month            (I)              (Instr. 5)
                                  (Instr. 4)       (Instr. 5)


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
Common Stock par value $0.01      No securities are beneficially owned
--------------------------------------------------------------------------------


FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                3.                             5.
                                 Title and Amount              Ownership
               2.                of Underlying                 Form
               Date              Securities        4.          of
               Exercisable and   (Instr. 4)        Conversion  Derivative   6.
               Expiration Date   ----------------  or          Securities:  Nature
1.             (Month/Day/Year)            Amount  Exercise    Direct       of
Title of       ----------------            or      Price       (D) or       Indirect
Derivative     Date     Expira-            Number  of          In-direct    Beneficial
Security       Exer-    tion               of      Derivative  (i)          Ownership
(Instr. 4)     cisable  Date     Title     Shares  security    (Instr. 5)   (Instr.5)
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
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

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.




           /s/ JOHN CULLEN                                 January 29, 2003
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      **Signature of Reporting Person                             Date






* If the form is filed by more than one Reporting Person, see Instructions 5(b)(v).

** Intentional Misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.